As filed with the Securities and Exchange Commission on July 27, 2009	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-1672743 (I.R.S. Employer Identification Number)
2200 Mission College Blvd. Santa Clara, CA (Address of Principal Executive Offices)	95054-1549 (Zip Code)

Wind River Systems, Inc. 2005 Equity Incentive Plan

Wind River Systems, Inc. 1998 Equity Incentive Plan

Wind River Systems, Inc. 1998 Non-Officer Stock Option Plan

Embedded Support Tools Corporation Amended and Restated 1999 Stock Option Plan

Rapid Logic, Inc. 1997 Stock Option Plan

Integrated Systems, Inc. 1998 Equity Incentive Plan

Stock Option Grant Notice and Agreement with Ian Halifax, dated March 21, 2007

(Full Title of the Plans)

CARY I. KLAFTER, ESQ.

Vice President and Secretary

Intel Corporation

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

(Name and Address of Agent for Service)

(408) 765-8080

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert Townsend, Esq.

S. Dawn Smith, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer □
Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company □

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.001 per share, issuable under the Wind River Systems, Inc. 2005 Equity Incentive Plan	6,267,110 shares	$16.77	$105,081,082	$5,863.53
Common Stock, par value $0.001 per share, issuable under the Wind River Systems, Inc. 1998 Equity Incentive Plan	2,274,588 shares	$14.37	$32,685,830	$1,823.87
Common Stock, par value $0.001 per share, issuable under the Wind River Systems, Inc. 1998 Non-Officer Stock Option Plan	1,766,496 shares	$15.41	$27,221,703	$1,518.97
Common Stock, par value $0.001 per share, issuable under the Embedded Support Tools Corporation Amended and Restated 1999 Stock Option Plan	8,193 shares	$8.73	$71,525	$3.99
Common Stock, par value $0.001 per share, issuable under the Rapid Logic, Inc. 1997 Stock Option Plan	1,497 shares	$1.73	$2,590	$0.14
Common Stock, par value $0.001 per share, issuable under the Integrated Systems, Inc. 1998 Equity Incentive Plan	4,341 shares	$17.35	$75,316	$4.20
Common Stock, par value $0.001 per share, issuable under the Stock Option Grant Notice and Agreement with Ian Halifax, dated March 21, 2007	292,910 shares	$14.78	$4,329,210	$241.57

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock on July 22, 2009, as quoted on the Nasdaq Global Select Market as well as the weighted average exercise prices of the options outstanding under the applicable equity plan.

(3)	Calculated solely for purposes of this offering pursuant to Rule 457(h) of the Securities Act on the basis of the maximum offering price per share underlying the options issued pursuant to the Plans.

EXPLANATORY NOTE

On June 4, 2009, Intel Corporation, a Delaware corporation (the “Corporation” or the “Registrant”) and its wholly-owned subsidiary APC II Acquisition Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wind River Systems, Inc. (“Wind River”) pursuant to which Wind River became a wholly-owned subsidiary of the Corporation (the “Merger”). The Merger was completed on July 16, 2009. This Registration Statement on Form S-8 is filed by the Corporation, relating to 10,615,135 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible employees of the Corporation pursuant to awards assumed by the Corporation granted under the Wind River Systems, Inc. 2005 Equity Incentive Plan, Wind River Systems, Inc. 1998 Equity Incentive Plan, Wind River Systems, Inc. 1998 Non-Officer Stock Option Plan, Embedded Support Tools Corporation Amended and Restated 1999 Stock Option Plan, Rapid Logic, Inc. 1997 Stock Option Plan, Integrated Systems, Inc. 1998 Equity Incentive Plan, and Stock Option Grant Notice and Agreement with Ian Halifax, dated March 21, 2007 (the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Corporation with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed to be a part hereof:

(1)       The Corporation’s Annual Report on Form 10-K for its fiscal year ended December 27, 2008, filed with the Commission on February 23, 2009 (Commission File No. 000-06217);

(2)       The Corporation’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 28, 2009, filed with the Commission on April 30, 2009 (Commission File No. 000-06217);

(3)       The Corporation’s Current Reports on Form 8-K, filed with the Commission on January 7, 2009, January 15, 2009, January 21, 2009, January 23, 2009, March 19, 2009. April 2,

2009, April 14, 2009, May 13, 2009, May 22, 2009, July 14, 2009, July 20, 2009 and July 27, 2009 (Commission File No. 000-06217); and

(4)       The description of the Common Stock set forth under the caption “Description of Capital Stock” in the Corporation’s automatic shelf registration statement on Form S-3 ASR, filed with the Commission on February 23, 2009, File No. 333-157465, together with any amendment or report filed with the Commission for the purpose of updating such description; and shelf registration statement on Form S-4, filed with the Commission on March 26, 2009, File No. 333-158222, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Corporation’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report. The Corporation’s Exchange Act file number with the Commission is 000-06217.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.
Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

(i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Corporation’s Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Corporation and its stockholders (through stockholders’ derivative suits on behalf of the Corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

The Corporation’s Bylaws (the “Bylaws”) provide that the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereof, and any taxes imposed on such person as a result of such payments) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Corporation shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Corporation or brought to enforce certain indemnification rights.

The Bylaws also provide that expenses incurred by an officer or director of the Corporation (acting in his capacity as such) in defending any such action, suit or proceeding shall be paid by the Corporation, provided that if required by the DGCL such expenses shall be advanced only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Expenses incurred by other agents of the Corporation may be advanced upon such terms and conditions as the Board of Directors of the Corporation deems appropriate. Any obligation to reimburse the Corporation for expenses advanced under such provisions shall be unsecured and no interest shall be charged thereon.

The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Bylaws shall not be adversely affected by any amendment, repeal, or modification of the Bylaws; and that the Corporation may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the Bylaws.

In addition to the above, the Corporation has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by the Corporation as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the Bylaws of the Corporation. The Corporation also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Corporation with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Exhibit Description
4.1*

Intel Corporation Third Restated Certificate of Incorporation dated May 17, 2006 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K as filed on May 22, 2006, File No. 000-06217).

4.2*	Intel Corporation Bylaws as amended on May 19, 2009 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K as filed on May 22, 2009, File No. 000-06217).

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page hereto).
99.1	Wind River Systems, Inc. 2005 Equity Incentive Plan.

99.2	Wind River Systems, Inc. 1998 Equity Incentive Plan.
99.3	Wind River Systems, Inc. 1998 Non-Officer Stock Option Plan.

99.4	Embedded Support Tools Corporation Amended and Restated 1999 Stock Option Plan.

99.5	Rapid Logic, Inc. 1997 Stock Option Plan.

99.6	Integrated Systems, Inc. 1998 Equity Incentive Plan.

99.7	Stock Option Grant Notice and Agreement with Ian Halifax, dated March 21, 2007.

*Incorporated by reference

Item 9.               Undertakings.

(1)	The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or  15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 27th day of July, 2009.

INTEL CORPORATION
By / s / Stacy J. Smith________________ Stacy J. Smith Vice President and Chief Financial Officer

Each person whose signature appears below constitutes and appoints D. Bruce Sewell, Stacy J. Smith, and Cary I. Klafter and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/ s / Jane E. Shaw___________ Jane E. Shaw	Chairman of the Board of Directors	July 27, 2009
/ s / Paul S. Otellini_________ Paul S. Otellini	President, Chief Executive Officer and Director	July 27, 2009
/ s / Charlene Barshefsky_____ Charlene Barshefsky	Director	July 27, 2009
_________________________ Susan L. Decker	Director
/ s / John Donahoe__________ John Donahoe	Director	July 27, 2009
/ s / Reed E. Hundt__________ Reed E. Hundt	Director	July 27, 2009
/ s / James D. Plummer______ James D. Plummer	Director	July 27, 2009
/ s / David S. Pottruck_______ David S. Pottruck	Director	July 27, 2009
/ s / Stacy J. Smith__________ Stacy J. Smith	Vice President and Chief Financial Officer	July 27, 2009
_________________________ John L. Thornton	Director
/ s / Frank D. Yeary_________ Frank D. Yeary	Director	July 27, 2009
/ s / David B. Yoffie_________ David B. Yoffie	Director	July 27, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1*

Intel Corporation Third Restated Certificate of Incorporation dated May 17, 2006 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K as filed on May 22, 2006, File No. 000-06217).

4.2*	Intel Corporation Bylaws as amended on May 19, 2009 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K as filed on May 22, 2009, File No. 000-06217).

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page hereto).
99.1	Wind River Systems, Inc. 2005 Equity Incentive Plan.

99.2	Wind River Systems, Inc. 1998 Equity Incentive Plan.
99.3	Wind River Systems, Inc. 1998 Non-Officer Stock Option Plan.

99.4	Embedded Support Tools Corporation Amended and Restated 1999 Stock Option Plan.

99.5	Rapid Logic, Inc. 1997 Stock Option Plan.

99.6	Integrated Systems, Inc. 1998 Equity Incentive Plan.

99.7	Stock Option Grant Notice and Agreement with Ian Halifax, dated March 21, 2007.

*Incorporated by reference